                                                            EX-99.B(i)h2legopn

October 18, 2000

Waddell & Reed Advisors Global Bond Fund, Inc.
6300 Lamar Avenue
P. O. Box 29217
Shawnee Mission, Kansas 66201-9217

RE:  Waddell & Reed Advisors Global Bond Fund, Inc.
     Post-Effective Amendment No. 25

Dear Sir or Madam:

In connection with the public offering of shares of Capital Stock of Waddell &
Reed Advisors Global Bond Fund, Inc. (the "Fund"), I have examined such corporate records and documents and have made such further investigation and examination as I deemed necessary for the purpose of this opinion.

It is my opinion that the indefinite number of shares of such Capital Stock covered by the Fund's Registration Statement on Form N-1A, when issued and paid for in accordance with the terms of the offering, as set forth in the
Prospectus and Statement of Additional Information forming a part of the
Registration Statement, will be, when such Registration shall have become effective, legally issued, fully paid and non-assessable by the Fund.

I hereby consent to the filing of this opinion as an Exhibit to the said
Registration Statement and to the reference to me in such Statement of
Additional Information.

Yours truly,

/s/Kristen A. Richards
------------------------
Kristen A. Richards
Vice President, Associate General
 Counsel and Secretary

KAR/fr